NEW CENTURY ENERGIES, INC.
FORM U-1
                                                                   EXHIBIT B-4


                   Summary of Terms of Employee Benefit Plans


               1. Southwestern Public Service Company Employee Investment Plan (the "EIP")

     The EIP is a broad-based employee savings plan available to all eligible employees of SPS, Quixx and UE and their respective subsidiaries. The EIP permits employees to elect to make contributions and provides for matching contributions to be made on behalf of participating employees by SPS. In addition, the EIP provides for a discretionary contribution by SPS allocated to all eligible employees participating in the EIP in proportion to their respective compensation during the period for which the contribution is made. The contributions are invested in one or more investment accounts, as selected by each participant, including an NCE common stock fund. Distributions from the EIP are generally made to an employee upon his or her termination, death, disability or retirement.

               2. Southwestern Public Service Company Directors' Deferred Compensation Plan (the "Directors' Plan")

     The Directors' Plan permits a director to defer all or a portion of his or her annual retainer or meeting fees or both. Each participant may elect to credit any amounts deferred to either a dollar account or an NCE common stock account. Distributions from the account, which shall be in the form of cash with respect to dollar accounts and in the form of NCE common stock with respect to stock accounts, are made to participants following termination of service as a director.

               3. Southwestern Public Service 1989 Stock Incentive Plan (the "SIP")

     The SIP enables SPS to encourage key employees of SPS and its subsidiaries to acquire or increase their ownership of SPS common stock on reasonable terms or as an incentive bonus. The SIP provides for (i) the granting of awards of stock options, which may be incentive stock options or non-qualified stock options, (ii) the granting of restricted stock and (iii) the delivery of shares in lieu of cash compensation to each employee eligible for an award under the SIP who receive cash under any management bonus or incentive plan, if so requested by such employee and approved by the SPS compensation committee. Any outstanding awards, and any future awards that may be made under the SIP, will be payable in NCE common stock after consummation of the mergers.

               4. Public Service Company of Colorado Employee's Savings and Stock Ownership Plan

     The Employees' Savings and Stock Ownership Plan (the "Savings Plan") is a defined contribution plan and is offered to all eligible employees. Under the provisions of the Savings Plan, employees may contribute a maximum of 12% of their eligible compensation to the Savings Plan. Employee contribution can be made in any combination of tax deferred and after-tax percentages as long as no more then 8% of compensation is contributed on an after-tax basis. Contributions may only be made on a payroll deduction basis. Effective January 1, 1991, the PSCo match of tax-deferred contributions is 100% of up to the first 3% of eligible compensation contributed by the employee, and 50% of up to the next 4% of compensation contributed. Employees can choose to invest their contributions among any of six investment funds. The PSCo contribution purchases PSCo common stock for the employee (and will purchase NCE common stock after consummation of the mergers). Loans and withdrawals are available to employees under certain circumstances; otherwise distribution of funds and stock is made only upon the resignation, retirement, death, or disability of the employee, or in certain hardship cases.

               5.   The PSCo Omnibus Incentive Plan

     The  PSCo  Omnibus   Incentive   Plan  (the  "OIP")  was   established   to
(i)recognize, reward and retain management employees of PSCo whose performance, contribution and skills promote the achievement of PSCo's long-term financial and business objectives; (ii)align the interests of the shareholders and management of PSCo with each other; (iii)attract and retain high-quality employees; and (iv)improve the earnings of PSCo. Awards under the OIP may be in the form of (i)options to purchase shares, including but not limited to, incentive stock options within the meaning of Section422 of the Code, (ii)shares subject to certain restrictions (the "Restricted Shares"), or (iii)performance awards entitling the holder thereof to cash, shares, or a combination thereof if certain performance goals are met during the applicable performance period (the "Performance Awards"). Persons eligible to participate will be those management employees, including officers, who are employed by PSCo or a subsidiary in which 50 percent or more of the outstanding common stock was owned by PSCo, and whose performance, contributions and skills promote the achievement of PSCo's long-term financial and business objectives. Upon a Change In Control (as defined in the OIP), all stock-based awards, such as options and Restricted Shares, will vest 100 percent, and all Performance Awards will be paid out immediately in cash, as if the performance objectives have been obtained through the effective date of the Change In Control. Change In Control in the OIP means, among other things, when a person becomes the owner, directly or indirectly, of 20 percent or more of outstanding PSCo Common Stock pursuant to a tender or exchange offer by such person. The consummation of the mergers will constitute a Change In Control under the OIP. Any future awards will be payable in NCE common stock.

               6.   The New Century Energies, Inc. Omnibus Incentive Plan

     The New Century Energies, Inc. Omnibus Incentive Plan (the "NCE Plan") was established to promote the interests of NCE and its shareholders by
(i)attracting and retaining executive personnel and other key employees of outstanding training, experience and ability; (ii)motivating executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; and (iii)enabling such employees to participate in the long-term growht and financial success of NCE. Awards under the NCE Plan may be in the form of (i)options to purchase shares, including but not limited to, incentive stock options within the meaning of Section422 of the Code,
(ii)stock appreciation rights, either in tandem with options or freestanding and unrelated to options, (iii) shares which may or may not be subject to certain restrictions, (iv)performance awards entitling the holder thereof to cash, shares, or a combination thereof if certain performance goals are met during the applicable performance period, or (v) other stock based awards, the value of which will be based, in whole or in part, on the value of NCE common stock. Persons eligible to participate will be those management employees, including officers, who are employed by NCE or a subsidiary in which 50 percent or more of the outstanding common stock was owned by NCE or an affiliate which is not a subsidiary but as to which NCE possesses an ownership interest and has representation on the board, and whose performance, contributions and skills promote the achievement of NCE's long-term financial and business objectives. Upon a Change In Control (as defined in the NCE Plan), all stock-based awards, such as options and restricted shares, will vest 100 percent, and all cash-based awards will be paid out immediately in cash, as if the performance objectives have been obtained through the effective date of the Change In Control. Change In Control in the NCE Plan means, among other things, when a person becomes the owner, directly or indirectly, of 20 percent or more of outstanding NCE Common Stock.